Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Cano Petroleum Inc., a Delaware corporation with its principal executive offices in Fort Worth, Texas (the “Company”), and Morris B. Smith, an individual currently residing in Parker County, Texas (“Senior Vice President”), as of the 1st day of June, 2006 (the “Effective Date”). The Company and Senior Vice President may sometimes be referred to herein individually as “Party” and collectively as “Parties.”

Background

A.                                   The Company desires to employ Senior Vice President in such a manner as will reinforce and encourage the highest attention and dedication to the Company and in the best interest of the Company and its shareholders; and

B.                                     Senior Vice President is willing to serve the Company on the terms and conditions herein provided.

Terms and Conditions

In consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                       Employment. The Company hereby employs Senior Vice President in the capacity of Senior Vice President and Chief Financial Officer, and Senior Vice President hereby agrees to accept such employment by the Company, upon the terms and conditions stated in this Agreement.

2.                                       Term. The employment of Senior Vice President by the Company as provided in this Section will be for a term of three (3) years (the ‘“Term” or “Employment Period”) commencing on the Effective Date and expiring at the close of business on May 31st, 2009.

3.                                       Duties. Senior Vice President shall perform such services and duties as may be assigned to him from time to time by the Chief Executive Officer and the Board of Directors of the Company. Senior Vice President shall devote his full working time, efforts and energies to the performance of his duties hereunder, which shall include managing the financial affairs of the Company.

4.                                       Compensation.

(a)                                  Salary:  The Company shall pay Senior Vice President for his services, a base salary, on an annualized basis, of $240,000.00 (Two Hundred Forty Thousand Dollars) per annum for the period from the Effective Date, which salary shall be payable by the Company in substantially equal installments on the Company’s normal payroll dates. All applicable taxes on the base salary will be withheld in accordance with applicable federal, state and local taxation guidelines.

(b)                                 Bonus: In addition to the base salary described in paragraph 4(a) above, Senior Vice President shall be eligible for periodic cash bonuses in an amount up to 100% of the then base salary and/or stock bonuses at the discretion of the Board of Directors of the Company.

(b)                                 Stock Award:  In addition to the base salary described in paragraph 4(a) above, Senior Vice President shall receive 60,000 shares of restricted common stock in the Company. The restrictions on the shares shall lapse in 20,000 share increments on each of May 30, 2007, May 30, 2008 and May 30, 2009, provided Senior Vice President is still employed by the Company at that time. The terms and conditions of this restricted stock award shall be contained in an agreement to be executed by the Company and Senior Vice President and which will be awarded pursuant to the 2005 Cano Petroleum, Inc. Long Term Incentive Plan.

(c)                                  Raises:  Senior Vice President may receive increases in the base salary at the discretion of the Board of Directors of the Company, which increased base salary shall become the base salary for purposes of this Agreement.

5.                                       Vacations and Days Off. Senior Vice President shall be entitled to a reasonable paid vacation of not less than twenty (20) days each calendar year during the Term (prorated for the first calendar year), exclusive of holidays and weekends, which vacation shall be taken by Senior Vice President in accordance with the business requirements of the Company at the time and its vacation plans, policies and practices as applied to other officers of the Company then in effect relative to this subject. Senior Vice President shall also be entitled to up to five (5) paid days off each calendar year for paternity leave and up to three (3) paid days off to attend the funeral of any member of Senior Vice President’s immediate family.

6.                                       Employment Facilities. During the Employment Period, the Company shall provide, at its expense, appropriate and adequate office space, furniture, communications, stenographic and word-processing equipment, supplies and such other facilities and services as shall be suitable to Senior Vice President’s position or necessary for Senior Vice President to perform his assigned tasks, duties and responsibilities under this Agreement.

7.                                       Expenses and Services. During the term of Senior Vice President’s employment hereunder, Senior Vice President shall be entitled to receive prompt reimbursement for all pre-approved, reasonable expenses incurred by Senior Vice President by reason of his employment, including travel and living expenses while away from home at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and in effect when the expenses are incurred.

8.                                       Rights under Certain Plans. During the term of Senior Vice President’s employment hereunder, Senior Vice President shall be entitled to participate in any employee stock ownership plans, 401K plans, health and dental insurance and other employee benefit plans and programs maintained by the Company applicable to other executive officers on the same basis as other executive officers of the Company.

9.                                       Confidential Information. Senior Vice President and the Company agree that, upon executing this Agreement, the Company will provide Senior Vice President with its confidential information, including, without limitation, customer information, trade secrets, lists of suppliers and costs, information concerning the business and operations of the Company and its Affiliates and other proprietary data or information, that is valuable, special and a unique asset of the Company and its Affiliates. Senior Vice President agrees not to disclose such confidential information, except as may be necessary in the performance of his duties, to any Person, nor use such confidential information, except as may be necessary in the performance of his duties, either (i) while employed; or (ii) within the later of three years immediately following his termination of employment or the three years immediately following expiration of this Agreement without renewal or replacement unless Senior Vice President has received the prior written consent of the Company. Upon termination of Senior Vice President’s employment for any reason or upon a request, at any time, by the Company, Senior Vice President shall promptly deliver to the Company all drawings, manuals, letters, notebooks, customer lists, documents, records, equipment, files, computer disks or tapes, reports or any other materials relating to the Company’s business (and all copies) which are in Senior Vice President’s possession or under Senior Vice President’s control.

10.                                 Early Termination. Senior Vice President’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)                                  Senior Vice President’s employment hereunder will terminate upon his death;

(b)                                 If, as a result of Senior Vice President’s incapacity due to physical or mental illness, Senior Vice President shall have been absent from his duties or unable to perform his full duties hereunder for a total of 90 days during any 12 month period (“Disability Period”), and within 15 days after written notice of termination is given (which may occur before or after the end of such 90 day period), shall not have returned to the performance of his full duties hereunder on a full-time basis, the Company may terminate Senior Vice President’s employment hereunder.

 (c)                               The Company may terminate Senior Vice President’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Senior Vice President’s employment hereunder upon (i) the willful and continued failure by Senior Vice President to substantially perform his duties hereunder (other than any such failure resulting from Senior Vice President’s incapacity due to physical or mental illness); (ii) the willful engaging by Senior Vice President in misconduct which is injurious or disparaging to the Company; or (iii) the conviction of Senior Vice President of any felony or crime of moral turpitude. For purposes of this subsection (c), no act, or failure to act, on Senior Vice President’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(d)                                 Any termination of Senior Vice President’s employment by the Company or by Senior Vice President (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other Party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Senior Vice President’s employment under the provision so indicated.

(e)                                  “Date of Termination” shall mean (i) if Senior Vice President’s employment is terminated by his death, the date of his death; (ii) if Senior Vice President’s employment is terminated pursuant to subsection (b) above, 15 days after Notice of Termination is given (provided that Senior Vice President shall not have returned to the performance of his duties on a full-time basis during such 15 days period); (iii) if Senior Vice President’s employment is terminated at the expiration of the Term or any extension thereof, the last day of the Term or, if applicable, the last day of any extension; and (iv) if Senior Vice President’s employment is terminated for any other reason, the date the Notice of Termination is given.

11.                                 Compensation upon Termination or During Disability. Upon termination of Senior Vice President’s employment hereunder or during any period of Senior Vice President’s physical or mental disability, Senior Vice President shall be paid as follows:

(a)                                  Senior Vice President shall continue to receive his annual base salary at the rate then in effect during any Disability Period provided, however, that such payments shall not continue beyond the earlier of (i) the end of the Term, or (ii) the Date of Termination of this Agreement by the Company pursuant to Section 10(e)(ii), provided that payments so made to Senior Vice President shall be reduced by the sum of the amounts, if any, payable to Senior Vice President under any disability benefit plans of the Company and which were not previously applied to reduce any such payment. In addition the Company shall reimburse Senior Vice President for any theretofore unreimbursed expenses which were incurred prior to the commencement of the Disability Period.

(b)                                 If Senior Vice President’s employment is terminated by his death, the Company shall pay to Senior Vice President’s designated beneficiaries, or if he leaves no designated beneficiaries, to his estate, his annual base salary through the date of Senior Vice President’s death at the rate then in effect and any theretofore unreimbursed expenses and the Company shall have no further obligations to Senior Vice President under this Agreement.

(c)                                  If Senior Vice President’s employment shall be terminated for Cause, the Company shall pay Senior Vice President his annual base salary (but not the compensation described in Sections 4(b)) through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to Senior Vice President under this Agreement.

(d)           If  the Company shall (i) terminate Senior Vice President’s employment other than pursuant to Section 10(b) or 10(c) hereof; (ii) assign to Senior Vice President any duties materially inconsistent with Senior Vice President’s position in the Company; or (iii) assign to Senior Vice President a title, office or status which is inconsistent than that established herein (unless in the nature of a promotion) then, in addition to reimbursement of  Senior Vice President for any theretofore unreimbursed expenses, the Company shall pay Senior Vice President, with no offset, an amount equal to the greater of (a) Senior Vice President’s annual base salary at the rate in effect at the time Notice of Termination is given, for the unexpired term of this Agreement and payment for any accrued, but unused vacation days hereunder; or (b) six (6) months of Senior Vice President’s annual base salary at the rate in effect at the time Notice of Termination is given and payment for any accrued, but untaken vacation days hereunder. Such payments to be made in a single lump sum within ten (10) days of the termination of this Agreement.

During the term of this Agreement Senior Vice President shall give the Company immediate notice of any change of address.

If Senior Vice President shall terminate his employment pursuant to Section 10(d), the Company shall pay Senior Vice President, in addition to reimbursement of any theretofore unreimbursed expenses, his full salary through the Date of Termination at the rate in effect on the date that Notice of Termination is received by the Company, plus payment for any accrued, but untaken vacation days hereunder and the Company shall have no further obligation to Senior Vice President under this Agreement.

12.                                 Change in Control Severance Benefit. If within twelve (12) months after the occurrence of a Change in Control (as defined below) (i) the Company terminates Senior Vice President’s employment for any reason; or (ii) Senior Vice President resigns at any time after any diminution in Senior Vice President’s job title, duties or compensation or the relocation of Senior Vice President, without Senior Vice President’s consent, to an office in a county that does not abut Tarrant County, Texas, the Company shall pay to Senior Vice President, in a lump sum, three times Senior Vice President’s annual salary in effect as of the date of Senior Vice President’s termination or resignation and three times the sum of prior year bonuses paid to Senior Vice President and shall continue to provide to Senior Vice President, Senior Vice President’s spouse and dependents, for a period of three years after such termination or resignation, the right to participate in any health and dental plans that the Company may maintain for its employees, on the same basis as participation by such employees.

A “Change in Control” shall mean:

(a) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s common stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction; (b) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (d) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the Effective Date were directors or (y) become directors after the Effective Date and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the Effective Date or whose election or nomination for election was previously so approved; (e) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on the Effective Date of this Plan; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (f) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Anything in this Section 12 to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of Senior Vice President (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the lump sum payment payable pursuant to this Section 12 shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Senior Vice President which are contingent on a change of control (as defined in Code Section 280G(b)(2)(A)) is One Dollar ($1.00) less than the amount which Senior Vice President could receive without being considered to have received any parachute payment (the amount of this reduction in the lump sum severance payment is referred to herein as the “Excess Amount”). The determination of the amount of any reduction required by this Section 12 shall be made by an independent accounting firm (other than the Company’s independent accounting firm) selected by the Company and acceptable to Senior Vice President, and such determination shall be conclusive and binding on the parties hereto.

13.                                 Defined Terms. For purposes of this Agreement, the terms set forth in this Agreement shall have the following meanings:

(a)                                  “Affiliate” shall mean any individual, corporation, unincorporated organization, trust or other form of entity controlling, controlled by or under common control with the Company. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual, corporation, unincorporated organization, trust or other form of entity, whether through the ownership of voting securities or otherwise.

(b)                                 “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, an incorporated organization or a government or political subdivision thereof.

14.                                 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing by the Party making the waiver.

15.                                 Limitation of Rights. Nothing in this Agreement, except as specifically stated herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns and other legal representatives, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any Party to this Agreement.

16.                                 Notices. All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed to the applicable Party hereto at the following address:

If to the Company:

Cano Petroleum, Inc.

309 West Seventh Street

Suite 1600

Fort Worth, Texas 76102

Attention: S. Jeffery Johnson

Telecopy No.: 817-698-0761:

If to Senior Vice President:

Morris B. Smith

110 River Run Drive

Azle, Texas 76020

Telephone:  817-551-0823

or such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

17.                                 Inconsistent Obligations. Senior Vice President represents and warrants that he is not subject to any undisclosed obligations inconsistent with those of this Agreement.

18.                                 Code Section 409A; Delay of Payments. The terms of this Agreement have been designed to comply with the requirements of Code Section 409A, as amended, where applicable, and shall be interpreted and administered in a manner consistent with such intent. Notwithstanding anything to the contrary in this Agreement, (i) if upon the date of Senior Vice President’s termination of employment with the Company, Senior Vice President is a “specified employee” within the meaning of Code Section 409A, and the deferral of any amounts otherwise payable under this Agreement as a result of Senior Vice President’s termination of employment is necessary in order to prevent any accelerated or additional tax to Senior Vice President under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the date that is six (6) months and one day following the date of Senior Vice President’s termination of employment with the Company at which time any such delayed amounts will be paid to Senior Vice President in a single lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the date of Senior Vice President’s termination of employment with the Company, and (ii) if any other payments of money or other benefits due to Senior Vice President hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A.

19.                                 Entirety and Amendments. This instrument and the instruments referred to herein embody the entire agreement between the Parties, supersede all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed by all Parties, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

20.                                 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and any successors in interest to the Company, but neither this Agreement nor any rights hereunder may be assigned by Senior Vice President or by the Company, except that the Company may assign this Agreement to an Affiliate.

21.                                 Governing Law And Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely in Texas, exclusive of any provisions of Texas law which would apply the law of another jurisdiction. The obligations and undertakings of each of the Parties to this Agreement shall be performable in Tarrant County, Texas, and each Party agrees that if any action at law or in equity is necessary by the Company or Senior Vice President to enforce or interpret the terms of this Agreement, venue shall be in Tarrant County, Texas.

22.                                 Cumulative Remedies. No remedy herein conferred upon any Party is intended to be exclusive of any other benefits or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefits or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any Party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

23.                                 Multiple Counterparts. This Agreement may be executed and delivered by facsimile and in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart. This Agreement may be executed and delivered via facsimile.

24.                                 Descriptive Headings. The headings, captions and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement, nor affect the meanings hereof.

25.                                 Severability. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if any provision of this Agreement is held illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

Signatures

To evidence the binding effect of the covenants and agreements described above, the Parties hereto have executed this Agreement effective as of the Effective Date.

THE COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
CEO and Chairman

SENIOR VICE PRESIDENT:

/s/ Morris B. Smith
Morris B. Smith